Date:	June 28, 2006

Media Contact:	William H. Galligan	Phone:	816/983-1551

william.h.galligan@kcsr.com

KCS Announces Second Quarter 2006 Earnings Release
And Conference Call, Meeting Date

Kansas City, MO, June 28, 2006. Kansas City Southern (KCS) (NYSE:KSU) will release its financial results for second quarter 2006 on Wednesday, August 2, 2006, before the opening of trading on the New York Stock Exchange.

KCS will also hold its second quarter 2006 earnings presentation on Wednesday, August 2, 2006 at 1:00 p.m. EDT. The presentation will take place in New York City at 270 Park Avenue, Conference Room 11-A. A buffet lunch will be available at 12:30 p.m. Shareholders and other interested parties who are not able to attend the presentation in person are invited to participate via telephone. To listen, please call (800) 955-1795 (U.S. and Canada), or (706) 643-0096 (International). The conference I.D. is: 2314132. The accompanying slides to the presentation will be available on the KCS website, www.kcsi.com, on August 2, immediately prior to the presentation.

A replay of the presentation will be available by calling (800) 642-1687 (U.S. and Canada) or (706) 645-9291 (International) and entering the conference I.D: 2314132. The replay will be available until August 9, 2006.

Headquartered in Kansas City, Mo., KCS is a transportation holding company that has railroad investments in the U.S., Mexico and Panama. Its primary U.S. holding includes KCSR, serving the central and south central U.S. Its international holdings include Kansas City Southern de Mexico, serving northeastern and central Mexico and the port cities of Lázaro Cárdenas, Tampico and Veracruz, and a 50 percent interest in Panama Canal Railway Company, providing ocean-to-ocean freight and passenger service along the Panama Canal. KCS’ North American rail holdings and strategic alliances are primary components of a NAFTA Railway system, linking the commercial and industrial centers of the U.S., Canada and Mexico.

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